UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORTa

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2022

Everbridge, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37874	26-2919312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 400, Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 230-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	EVBG	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2022, the Board of Directors (the “Board”) of Everbridge, Inc. (the “Company”) appointed David Henshall to serve as a member of our Board, effective immediately, to hold office until our 2022 annual meeting of stockholders and his successor has been duly elected and qualified or his earlier death, resignation or removal. Mr. Henshall also has been named Vice Chair of the Board and, in addition to his Board responsibilities, will assist the Board and our senior management team on strategic and operational matters. The Board has determined that Mr. Henshall satisfies the definition of an “independent director” under the Nasdaq listing standards and the Board’s Corporate Governance Guidelines.

Mr. Henshall, age 53, currently serves as advisor to the Chief Executive Officer of Citrix Systems, Inc. (“Citrix”), a provider of workplace mobility solutions, a position he has held since October 2021. He was the President and Chief Executive Officer of Citrix from July 2017 to October 2021, and prior to that he was the Chief Operating Officer and Chief Financial Officer of Citrix from March 2014 to June 2017. Mr. Henshall also served as a member of our Board from July 2015 to May 2018.

Until we hire a permanent Chief Executive Officer or have otherwise agreed, Mr. Henshall will be entitled to receive a quarterly cash retainer of $45,000. Thereafter, Mr. Henshall will be entitled to receive an annual cash retainer equal to that paid to our other non-employee directors. Mr. Henshall has been granted 16,661 restricted stock units which will vest in increments of 50% on January 31, 2023, and 50% on January 31, 2024, provided that there has not been a termination of continuous service as of each such date. The vesting and other material terms of these restricted stock units are the same as those that apply to the non-employee directors’ annual equity awards. The material terms of the non-employee directors’ compensation are described in our most recent proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 7, 2022, under the heading “Director Compensation.” In addition, Mr. Henshall will enter into our standard form of indemnification agreement, the form of which has been filed as Exhibit 10.9 to our Registration Statement on Form S-1, filed with the SEC on August 19, 2016.

Mr. Henshall does not have any family relationships with any of the Company’s directors or executive officers, is not a party to any transactions of the type that would be required to be reported under Item 404(a) of Regulation S-K, and was not appointed pursuant to any arrangement or understanding with any other person.

On January 10, 2022, David Meredith, the Company’s Chief Executive Officer and a member of the Board, informed the Company that his previously announced resignation from the Board would be effective immediately, rather than on January 30, 2022, as previously disclosed in a Form 8-K filed by the Company on December 9, 2021. As stated in a press release issued by the Company on December 9, 2021, Mr. Meredith’s resignation is not related to any matter regarding the Company’s financial condition, reported financial results, internal controls or disclosure controls and procedures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release dated January 11, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everbridge, Inc.

Dated: January 11, 2022	By:	/s/ Elliot J. Mark
Elliot J. Mark
Senior Vice President, General Counsel and Secretary